CANADIAN ZINC CORPORATION

(a development stage company)

FINANCIAL STATEMENTS

(In Canadian Dollars)

December 31, 2005, 2004 and 2003

Index

Report of Independent Registered Public Accounting Firm

Balance Sheets

Statements of Operations and Deficit

Statements of Cash Flows

Notes to Financial Statements

 REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Canadian Zinc Corporation

(a development stage company)

We have audited the balance sheet of Canadian Zinc Corporation (a development stage company) as at December 31, 2005 and the statements of operations and deficit and cash flows for the year then ended. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2005 and the results of its operations and its cash flows for the year ended December 31, 2005 in conformity with Canadian generally accepted accounting principles.

The financial statements as at December 31, 2004 and for each of the years in the two year period ended December 31, 2004 were audited by other auditors who expressed an opinion without reservation on those statements in their report dated February 25, 2005.

Vancouver, Canada,

June 23, 2006

Chartered Accountants

CANADIAN ZINC CORPORATION
(a development stage company)
Balance Sheets
As at December 31
(In Canadian Dollars)
		2005	2004

ASSETS

Current assets
Cash and cash equivalents		$16,063,876	$12,907,997
Accounts receivable		24,179	24,711

Total current assets		16,088,055	12,932,708

Resource interests (Note 3)		18,495,140	16,927,724

Plant and equipment (Note 4)		111,385	133,547

Total assets		$34,694,580	$29,993,979

LIABILITIES

Current liabilities
Accounts payable and accrued liabilities		$48,409	$175,080

Asset retirement obligations (Note 5)		1,302,212	1,227,996

Total liabilities		$1,350,621	$1,403,076

SHAREHOLDERS’ EQUITY

Share capital (Note 6)		43,066,867	37,789,923

Contributed surplus (Note 6)		1,479,424	36,000

Deficit		(11,202,332)	(9,235,020)

Total shareholders’ equity		33,343,959	28,590,903

Total liabilities and shareholders’ equity		$34,694,580	$29,993,979
See accompanying notes

On behalf of the Board:	“John F. Kearney”	“Robert Gayton”
	John F. Kearney	Robert Gayton

CANADIAN ZINC CORPORATION
(a development stage company)
Statements of Operations and Deficit
Years Ended December 31, 2005 and 2004
(In Canadian Dollars)
	2005	2004	2003

Income Interest income	$329,115	$330,076	$28,380
Expenses
Amortization	3,117	3,794	5,119
Listing and regulatory fees	58,381	33,447	102,086
Office and general	273,533	152,313	74,816
Professional fees	215,112	165,648	140,141
Management and directors fees	203,283	328,773	320,523
Project evaluation	72,921	-	-
Stock-based compensation	1,314,000	-	54,000
Shareholder and investor communications	156,080	325,228	236,555
	2,296,427	1,009,203	933,240

Net loss and comprehensive loss for the year	(1,967,312)	(679,127)	(904,860)

Deficit, beginning of year	(9,235,020)	(8,555,893)	(7,651,033)

Deficit, end of year	$(11,202,332)	$(9,235,020)	$(8,555,893)

Loss per share - basic and diluted	$(0.03)	$(0.01)	$(0.02)

Weighted average number of common
shares outstanding - basic and diluted	71,378,444	67,174,891	39,889,341

See accompanying notes

CANADIAN ZINC CORPORATION
(a development stage company)
Statements of Cash Flows
Years Ended December 31
(In Canadian Dollars)
	2005	2004	2003

Cash flows from (used in) operating activities
Net loss for the year	$(1,967,312)	$(679,127)	$(904,860)
Adjustment for items not involving cash:
- amortization	3,117	3,794	5,119
- stock-based compensation	1,314,000	-	54,000
	(650,195)	(675,333)	(845,741)
Change in non-cash working capital items:
- accounts receivable	532	29,744	(46,663)
- accounts payable and accrued liabilities	(126,671)	(34,161)	132,104

	(776,334)	(679,750)	(760,300)

Cash flows from financing activities
Proceeds from shares issued and subscribed,
net of issuance costs	5,406,368	2,444,625	14,388,550

Cash flows used in investing activities
Purchase of equipment	(17,943)	(45,657)	(5,378)
Deferred exploration and development costs, excluding amortization and accretion	(1,426,212)	(2,120,663)	(217,326)
Lease and property abandonment deposit	(30,000)	(30,000)	(130,000)

Net decrease in cash flow from investing activities	(1,474,155)	(2,196,320)	(352,704)

Increase (decrease) in cash and cash equivalents	3,155,879	(431,445)	13,275,546

Cash and cash equivalents, beginning of year	12,907,997	13,339,442	63,896

Cash and cash equivalents, end of year	$16,063,876	$12,907,997	$13,339,442

Supplementary cash flow information:
Interest paid in cash	$-	$-	$-
Income taxes paid in cash	$-	$-	$-
Non cash transactions:
Shares issued pursuant to royalty acquisition agreement	$-	$408,000	$-
Shares issued to broker agent for corporate finance fees	$-	$-	$75,000

See accompanying notes

CANADIAN ZINC CORPORATION

(a development stage company)

Notes to Financial Statements

Years Ended December 31, 2005, 2004 and 2003

(In Canadian Dollars)

1.

Nature of Operations

The Company is primarily engaged in exploration and development of its Prairie Creek property and related activities.  The Company is considered to be in the exploration and development stage and to date has not earned any significant revenues.  The recoverability of amounts shown for resource interests and related deferred costs is dependent on the existence of economically recoverable reserves, obtaining the necessary permits to operate a mine, obtaining the financing to complete development and  future profitable production (see Note 3).

2.

Significant Accounting Policies

The financial statements of the Company have been prepared in accordance with Canadian generally accepted accounting principles and reflect the following significant accounting policies:

Basis of Presentation

The Company follows generally accepted accounting principles in the preparation of its financial statements. All dollar amounts are reported in Canadian funds. The significant differences between these principles and those that would be applied under U.S. GAAP are set out in Note 13.

Use of Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions about future events that affect the reported amounts in the financial statements and the notes thereto.  Actual results may differ from those estimates.

Cash Equivalents

Cash equivalents usually consist of liquid investments which are readily convertible into cash with maturities of three months or less when purchased.  Cash equivalents consist of $15,435,000 (2004 – 12,896,000) in redeemable term deposits.

Plant and Equipment

Plant and equipment is recorded at cost, net of accumulated amortization.  Amortization is provided on a declining-balance basis at the following annual rates:

Mining equipment and pilot plant	30%
Office furniture and equipment	20%
Computer equipment	30%

Amortization is provided at half the annual rate in the year of acquisition.

Resource Interests

The Company follows the policy of capitalizing all acquisition (including plant and equipment acquired with the property), exploration and development costs relating to the resource interests.

CANADIAN ZINC CORPORATION

(a development stage company)

Notes to Financial Statements

Years Ended December 31, 2005, 2004 and 2003

(In Canadian Dollars)

2.

Significant Accounting Policies (continued)

Resource Interests (continued)

The amounts shown for resource interests represent costs incurred to date, less recoveries, and do not necessarily reflect present or future values. These costs will be amortized against revenue from future production or written off if the interest is abandoned or sold.

Depletion of costs capitalized on projects put into commercial production will be recorded using the unit-of-production method based upon estimated proven and probable reserves.

The carrying values of mineral interests, on a property-by-property basis, are reviewed by management at least annually to determine if they have become impaired.  If impairment is deemed to exist, the mineral property will be written down to its net recoverable value.

Ownership in resource interests involves certain inherent risks, including geological, metal prices, operating costs, and permitting risks.  Many of these risks are outside the Company’s control.

The ultimate recoverability of the amounts capitalized for the mineral properties is dependent upon the delineation of economically recoverable ore reserves, obtaining the necessary financing to complete their development, obtaining the necessary permits to operate a mine, and realizing profitable production or proceeds from the disposition thereof. Management’s estimates of recoverability of the Company’s investment in Prairie Creek has been based on current conditions.  However, it is reasonably possible that changes could occur which could adversely affect management’s estimates and may result in future write downs of capitalized property carrying values.

Property Option Agreements

Property Option payments are recorded as resource property costs or recoveries when the payments are made or received, respectively.

Asset Retirement Obligations

The Company adopted the recommendations of the Canadian Institute of Chartered Accountants (CICA) Handbook Section 3110, “Asset Retirement Obligations”. Under this Section, future obligations to retire an asset, including dismantling, remediation and ongoing treatment and monitoring of the site, are recognized and recorded as a liability at fair value as at the time in which they are incurred or the event occurs giving rise to such an obligation. The liability is increased (accreted) over time through periodic charges to earnings. The corresponding asset retirement cost is capitalized as part of the asset’s carrying value, and is amortized over the asset’s estimated useful life.  The amount of the liability will be subject to re-measurement at each reporting period.

The Company, where possible, has estimated asset retirement obligations based on current best practice.  These estimates, made by Management, are subject to change as a result of changes in regulations, the extent of environmental remediation required, the means of reclamation, or cost estimates. Changes in estimates are accounted for prospectively from the period the estimate is revised.

CANADIAN ZINC CORPORATION

(a development stage company)

Notes to Financial Statements

Years Ended December 31, 2005, 2004 and 2003

(In Canadian Dollars)

2.

Significant Accounting Policies (continued)

Long-lived Assets Impairment

Long-lived assets of the Company are reviewed when changes in circumstances suggest their carrying value has become impaired. Management considers assets to be impaired if the carrying value exceeds the estimated undiscounted future cash flows expected to result from the use of the asset and its eventual disposition.  If impairment is deemed to exist, the asset will be written down to fair value.  Fair value is generally determined using a discounted cash flow analysis.

Earnings (Loss) Per Share

Earnings (loss) per share is computed using the weighted average number of common shares outstanding during the period.  Diluted earnings (loss) per share amounts are calculated by the treasury stock method giving effect to the potential dilution that would occur if options, warrants or other contracts to issue common shares were exercised or converted to common shares.  As the Company incurred net losses in fiscal 2005 and 2004, the stock options and share purchase warrants as disclosed in Note 6 were not included in the computation of loss per share as such inclusion would be anti-dilutive.

Income Taxes

The Company follows the liability method of accounting for income taxes.  Under this method, current income taxes are recognized for the estimated income taxes payable for the current period.  Future income tax assets and liabilities are recognized for temporary differences between the tax and accounting basis of assets and liabilities as well as for the benefit of losses available to be carried forward to future years for tax purposes that are likely to be realized.

Stock-based Compensation

In fiscal 2003, the Company prospectively adopted the fair value method of accounting for the stock option awards granted to employees and directors, as recommended by CICA Handbook Section 3870, “Stock-based Compensation and Other Stock-based Payments”.   The Handbook provides alternative methods of transition for the adoption of the fair value method and, as permitted, the Company has elected the prospective application, which allows the fair value method to be applied to awards granted, modified or settled on or after January 1, 2003.   All stock-based awards made to non-employees continue to be recognized and measured using the fair value method.

The fair value of stock options is determined by the widely used Black-Scholes Option Pricing Model with assumptions for risk-free interest rates, dividend yields, volatility of the expected market price of the Company’s common shares and an expected life of the options. The fair value of direct awards of stock is determined by the quoted market price of the Company’s stock.  Stock based compensation is amortized to earnings over the vesting period of the related option.

Option-pricing models require the use of highly subjective estimates and assumptions including the expected stock price volatility.  Changes in the underlying assumptions can materially affect the fair value estimates and, therefore, existing models do not necessarily provide reliable measurement of the fair value of the Company’s stock options.

CANADIAN ZINC CORPORATION

(a development stage company)

Notes to Financial Statements

Years Ended December 31, 2005, 2004 and 2003

(In Canadian Dollars)

2.

Significant Accounting Policies (continued)

Flow-through Shares

Canadian tax legislation permits a company to issue flow through shares whereby the deduction for income tax purposes for qualified resource expenditures can be renounced and claimed by the investors.

The Company follows the guidelines contained in CICA Handbook – Emerging Issues Committee Abstract – 146, “Flow Through Shares” (“EIC-146”) for all renunciations by the Company after March 19, 2004.

For pre-March 19, 2004 renunciation, the Company has elected to utilize provisions of the CICA Handbook whereby future income tax liabilities and future income tax assets could be offset in those instances where they relate to the same entity and the same taxation authority.

Revenue Recognition

Interest income on cash and cash equivalents and short-term investments is recognized as it is earned.

3.

Resource Interests

The Company’s resource interests comprise the Prairie Creek Mine Property:

	2005	2004	2003

Acquisition costs:
- mining lands	$3,158,000	$3,158,000	$2,750,000
- plant and mills	500,000	500,000	500,000
	3,658,000	3,658,000
Reclamation security deposit	190,000	160,000	-
Increase from asset retirement obligation	1,004,070	1,132,789	244,000
Exploration and development costs	13,643,070	11,976,935	9,722,218
	$18,495,140	$16,927,724	$13,216,218

CANADIAN ZINC CORPORATION

(a development stage company)

Notes to Financial Statements

Years Ended December 31, 2005, 2004 and 2003

(In Canadian Dollars)

3.

Resource Interest (continued)

Exploration and development costs incurred in 2005, 2004 and 2003 are detailed below:

	2005	2004	2003

Exploration and development costs
Assaying and metallurgical studies	$182,450	$37,310	$1,802
Camp operation and site development	472,075	223,975	5,865
Salaries and consulting – geology, permitting, environmental	393,663	570,780	90,144
Drilling and underground development	-	912,258	-
Lease rental	82,527	58,003	74,145
Permitting and legal	139,821	35,417	38,080
Transportation and travel	155,676	282,920	7,290
	1,426,212	2,120,663	217,326

Amortization – mining plant and equipment	36,988	42,837	4,070
Asset retirement accretion	74,216	66,817	3,990

Total exploration and development costs for the year	1,537,416	2,230,317	225,386

Exploration and development costs, beginning of year	12,105,654	9,746,618	9,496,832

Exploration and development costs, end of year	$13,643,070	$11,976,935	$9,722,218

Prairie Creek Mine

The Company holds a 100% interest in the Prairie Creek Mine property, plant and equipment located in the Northwest Territories, Canada.

In 1994, the Company acquired a 100% interest, subject to a 2% net smelter royalty interest (“N.S.R.”), in the property.  The acquisition included a 60% interest in the plant and equipment located on the property with an option to acquire the remaining 40% interest. One-half of the 40% interest was to be transferred to the Company when N.S.R. payments totalled $3,200,000 and the remaining one-half interest when additional N.S.R. payments totalled $5,000,000, whereupon the N.S.R. terminated.

CANADIAN ZINC CORPORATION

(a development stage company)

Notes to Financial Statements

Years Ended December 31, 2005, 2004 and 2003

(In Canadian Dollars)

3.

Resource Interests (continued)

Prairie Creek Mine (continued)

In 2004, the Company entered into an agreement with Titan Logix Corp. (Titan) to purchase Titan’s interest in the Prairie Creek Mine Property. Under The Agreement with Titan, the Company acquired the remaining 40% interest in the physical plant and equipment and repurchased the 2% N.S.R. royalty.  The consideration for the acquisition was the issuance to Titan of 300,000 common shares and 250,000 purchase warrants exercisable at $1.25 per share until June 22, 2005 (see Note 9).

During 2003 the Company renewed two surface leases granted by the Federal Government relating to the operation and care and maintenance of the Prairie Creek Mine Property for a period of ten years terminating March 31, 2012.  The Company paid $100,000 upon execution of the lease and is obligated to pay $30,000 per year for five years to a maximum of $250,000, (of which $160,000 was paid as at December 31, 2004 and $190,000 was paid as at December 31, 2005) as a security deposit for the performance of abandonment and reclamation obligations under the leases.

On September 10, 2003 the Company was granted a Type A Land Use Permit and a Type B Water Licence for a period of five years commencing September 10, 2003 for underground development and exploration and for metallurgical testing, by the Mackenzie Valley Land and Water Board.  Under the terms of the Land Use Permit and Water Licence the Company is obliged to contribute the amounts of $30,000 and $70,000, respectively, as security deposits for reclamation obligations.

In October 2003 an appeal to the Federal Court was filed by the Nahanni Butte Dene Band (“Nahanni”), Pehdzeh Kl First Nation and the Deh Cho First Nations against the Mackenzie Valley Land and Water Board and the Company seeking judicial review of the decision of the Water Board to grant the Water Licence to the Company.   The case was heard in August 2005 and Judgment issued in December 2005.  The Court directed the Water Board to re-issue the Water Licence so as to include an amendment to the wording of one of the conditions of the Licence.   The Court also awarded the costs of the proceedings to the Company.

In 1996, the Company concluded a Co-operation Agreement with the Nahanni , part of the Deh Cho First Nations.  In return for co-operation and assistance undertakings given by the Nahanni towards the development of the Prairie Creek Project, the Company granted the following net profit interest and purchase option to the Nahanni.

 (i)

A 5% annual net profits, before taxation, interest in the Prairie Creek Project, payable following the generation of profits after taxation equivalent to the aggregate cost of bringing the Prairie Creek Project into production and establishing the access road; and

(ii)

An option to purchase either a 10% or a 15% interest in the Prairie Creek Project at any time prior to the expiry of three months following permitting for the Project, for the cash payment of either $6 million or $9 million, subject to price adjustment for exploration expenditure and inflation, respectively.

CANADIAN ZINC CORPORATION

(a development stage company)

Notes to Financial Statements

Years Ended December 31, 2005, 2004 and 2003

(In Canadian Dollars)

3.

Resource Interests (continued)

Prairie Creek Mine (continued)

The appeal by the Nahanni in October 2003 against the decision of the Water Board to issue the Water Licence was a breach of the Co-operation Agreement.  The Nahanni has informed the Company that Nahanni considers the Agreement terminated.  Such termination is not in accordance with the provisions of the Agreement.

4.

Plant and Equipment

	2005			2004	2003
	Cost	Accumulated Amortization	Net Book Value	Net Book Value	Net Book Value
Mining equipment	$ 222,384	$ 182,794	$ 46,681	$ 39,590	$ 6,807
Pilot plant	108,161	55,162	75,712	52,999	108,161
Furniture, fixtures & equipment	89,825	71,029	11,154	18,796	19,553
	$ 420,370	$ 308,985	$ 133,547	$ 111,385	$ 134,521

5.

Asset Retirement Obligation

	2005	2004	2003

Opening balance – beginning of the year	$1,227,996	$117,990	$-
Obligations re-measured during the year	-	1,043,189	144,000
Accretion expense	74,216	66,817	3,990
Payment of security deposit	-	-	(30,000)
Ending balance – end of the year	$1,302,212	$1,227,996	$$117,990

The Company’s asset retirement obligation arises from its obligations to undertake site reclamation and remediation in connection with its operating activities.

The total discounted amount of the estimated cash flows required to settle the asset retirement obligation is estimated to be $1,302,212 measured in 2005 dollars (2004 - $1,227,996). While it is anticipated that some expenditures will be incurred during the life of the operation to which they relate, a significant component of this expenditure will only be incurred at the end of the mine life. In determining the carrying value of the asset retirement obligation, the Company has assumed a long term inflation rate of 2.5%, a credit-adjusted risk-free discount rate of 6.5% and a weighted average useful life of production facilities and equipment of ten years. Elements of uncertainty in estimating this amount include changes in the projected mine life, reclamation expenditures incurred during ongoing operations and reclamation and remediation requirements and alternatives.

CANADIAN ZINC CORPORATION

(a development stage company)

Notes to Financial Statements

Years Ended December 31, 2005, 2004 and 2003

(In Canadian Dollars)

6.

Share Capital

Authorized:  Unlimited (2004 Unlimited) common shares with no par value.

Issued:

Number of Shares		Amount
Balance, December 31, 2002	34,638,169	20,363,788
Private placements of flow-through and non-flow-through shares at $0.17 per share (less $32,900 issuance costs)	1,500,000	222,100
Private placements of flow-through and non-flow-through shares at $0.50 and $0.58 per share (less $656,764 issuance costs )	14,150,000	6,431,036
Private placements of flow-through and non-flow-through shares at $1.00 and $1.40 per share (less $531,128 issuance costs)	6,407,143	6,018,872
Exercise of stock options ranging from $0.20 to $0.25 per share (including $115,500 from contributed surplus attributed to stock-based compensation recognized in prior periods)	2,680,000	678,500
Exercise of share purchase warrants ranging from $0.17 to $0.25 per share	5,107,620	1,223,002
Balance, December 31, 2003	64,482,932	$ 34,937,298

Warrants exercised at various exercise prices per share	4,462,010	2,410,125
Shares issued pursuant to mineral interest agreement	300,000	408,000
Stock options exercised at $0.23 per share	150,000	34,500
Balance, December 31, 2004	69,394,942	$ 37,789,923

Warrants exercised at $0.60 per share	388,813	233,288
Private Placement of flow-through shares at $0.55 per share (less $444,685 issuance costs) Broker warrants	9,090,909 -	4,555,315 (109,091)
Private Placement of flow-through shares at $0.75 and $0.85 per share (less $57,235 issuance costs) Brokers warrants	872,548 -	617,765 (20,333)
Balance, December 31, 2005	79,747,212	$ 43,066,867

CANADIAN ZINC CORPORATION

(a development stage company)

Notes to Financial Statements

Years Ended December 31, 2005, 2004 and 2003

(In Canadian Dollars)

6.

Share Capital (continued)

Stock Options (continued)

The Company has outstanding directors and employee stock options entitling the holders to acquire additional common shares as follows:

Number of Shares	Exercise Price	Expiry Date
450,000	$0.23	March 18, 2007
3,550,000	$0.60	January 14, 2010
4,000,000

As of January 1, 2005 the Toronto Stock Exchange made amendments to its Company Manual.  The Company has implemented those amendments to its stock option plan to change the maximum number of common shares which may be made subject to option from time to time from a fixed number to a rolling maximum of 10% of the Company’s issued and outstanding share capital at the time of grant.  The amendments were described in the Company’s Information Circular dated May 14, 2004 and approved by shareholders at the Company’s Annual Meeting held on June 16, 2004.  Currently outstanding options to purchase common shares of the Company will continue to be exercisable and will be governed by and subject to the terms of the amended plan.

In January 2005, pursuant to the Company’s 10% Rolling Stock Option Plan, the Company granted stock options to purchase an aggregate of 3,650,000 common shares at $0.60 per share to directors, officers, consultants and service providers of the Company.  These stock options vest immediately and expire in five years on January 14, 2010.  Each option entitles the holder to acquire one common share of the Company.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for the grants rewarded in 2003 and 2005 (none were granted in 2004), respectively:

Year granted	Number of options granted	Dividend yields	Expected volatility	Risk-free interest rate	Expected lives in years	Weighted average fair value of options
2003	900,000	0%	70%	5.5%	4.0	$0.06
2005	3,650,000	0%	91%	3.5%	5.0	$0.36

The Black-Scholes model was developed for use in estimating the fair value of freely traded options which are fully transferable and have no vesting restrictions.  In addition, this model requires the input of highly subjective assumptions, including future stock price volatility and expected time until exercise.  The Company’s options have characteristics which are significantly different from those of traded options, and changes in any of the assumptions can materially affect fair value estimate.

CANADIAN ZINC CORPORATION

(a development stage company)

Notes to Financial Statements

Years Ended December 31, 2005, 2004 and 2003

(In Canadian Dollars)

6.

Share Capital (continued)

Stock Options (continued)

A summary of the Company’s stock option activity to December 31, 2005 is presented below:

	Shares	Weighted Average Exercise Price
Options outstanding and exercisable at December 31, 2002	2,680,000	$ 0.21
Granted	900,000	$ 0.23
Exercised	(2,680,000)	$ (0.18)
Cancelled	(300,000)	$ (0.18)
Options outstanding and exercisable at December 31, 2003	600,000	$ 0.23
Exercised	(150,000)	$ (0.23)
Options outstanding and exercisable at December 31, 2004	450,000	$ 0.23
Granted	3,650,000	$ 0.60
Cancelled	(100,000)	$ 0.60
Options outstanding and exercisable at December 31, 2005	4,000,000	$ 0.56

The remaining term of these options is as follows:

Range of Exercise Price	Number Outstanding and Exercisable	Weighted Average Remaining Contractual Life
$0.23 - $0.60	4,000,000	3.72 years

Warrants

During 2005, 788,350 broker warrants were issued as part of the private placements of shares completed. In accordance with CICA Handbook Section 3860, “Financial Instruments – Disclosure and Presentation”, share purchase broker warrants attached to private placements units issued in 2005 were allocated at fair value based on the Black-Scholes Option Pricing Model.  During 2005, 388,813 warrants were exercised at $0.60 per share for gross proceeds of $233,288.

CANADIAN ZINC CORPORATION

(a development stage company)

Notes to Financial Statements

Years Ended December 31, 2005, 2004 and 2003

(In Canadian Dollars)

6.

Share Capital (continued)

Warrants (continued)

Number of Warrants Outstanding at December 31, 2003	Number of Warrants Expired/ Exercised during 2004	Issued during 2004	Balance of Warrants Outstanding at December 31, 2004	Number of Warrants Expired/ Exercised during 2005	Issued during 2005	Balance of Warrants Outstanding at December 31, 2005	Exercise Price Per Warrant	Expiry Date	Warrant Value
490,000	(490,000)	-	-	-	-	-	$0.15	Jan. 24, 2004	$ -
50,000	(50,000)	-	-	-	-	-	$0.23	Feb. 1, 2004	-
1,410,000	(1,410,000)	-	-	-	-	-	$0.58	Nov 10, 2004	-
600,000	(600,000)	-	-	-	-	-	$1.25	Dec. 22, 2004	-
705,000	(54,810)	-	650,190	(650,190)	-	-	$0.60	May 10, 2005	-
5,825,000	(2,466,125)	-	3,358,875	(3,358,875)	-	-	$0.60	May 10, 2005	-
3,325,000	(300,000)	250,000	3,275,000	(3,275,000)	-	-	$1.25	June 22, 2005	-
-	-	-	-	-	727,273	727,273(1)	$0.55	Oct. 27, 2007	109,091
-	-	-	-	-	46,666	46,666(2)	$0.75	Dec. 30, 2006	15,866
-	-	-	-	-	14,411	14,411(2)	$0.85	Dec. 30, 2006	4,467
	(5,370,935)				788,350	788,350			$129,424

(1) On October 27, 2005 broker warrants were issued to purchase 727,273 shares at $0.55 per share for two years.

(2) On December 30, 2005 46,666 share purchase warrants, each exercisable to acquire one additional share at $0.75 per share for one year and 14,411 share purchase warrants, each exercisable to acquire one additional share at $0.85 per share for one year.  These warrants were issued as part of the cost of the private placement.

Contributed Surplus

Amount
Contributed surplus at December 31, 2004 and 2003	$36,000
Stock based compensation expense	1,314,000
Value of broker warrants	129,424
Contributed surplus at December 31, 2005	$1,479,424

CANADIAN ZINC CORPORATION

(a development stage company)

Notes to Financial Statements

Years Ended December 31, 2005, 2004 and 2003

(In Canadian Dollars)

7.

Related Party Transactions

a)

Included in accounts payable is $nil (2004 - $122,396, 2003 - $nil) payable to directors and a company controlled by a director of the Company.

b)

The Company incurred the following expenses to directors and corporations controlled by directors of the Company:

	2005		2004		2003

Consulting fees	$142,350		$115,258		$56,256
Executive compensation	200,883		97,500		230,000
Investor relations	-		10,554		-
Rent	13,200		12,000		-
	$356,433	$		$

c)

All transactions with related parties were within the normal course of business. These transactions have been recorded at the exchange amounts agreed to by the transacting parties.

8.

Income Taxes

The Company’s income tax expense for each of the years 2005 and 2004 is $nil.  The Company provided a valuation allowance equal to the future tax assets because the timing of the utilization of the future tax assets is indeterminable.

A reconciliation of the statutory tax rate to the effective rate for the Company is as follows:

	2005	2004	2003
Future income tax assets
Non-Capital loss carry forwards	$ 1,537,000	$ 1,307,000	1,219,000
Capital assets	287,000	273,000	269,000
Asset retirement obligation	444,000	429,000	42,000
Share issue costs	317,000	279,000	406,000
	2,268,000	2,288,000	1,936,000
Valuation allowance	(811,000)	(552,000)	(1,184,000)
Net future tax assets	1,774,000	1,736,000	752,000
Future income tax liability	(1,774,000)	(1,736,000)	(752,000)
Future income tax assets	$ -	$ -	$ -

CANADIAN ZINC CORPORATION

(a development stage company)

Notes to Financial Statements

Years Ended December 31, 2005, 2004 and 2003

(In Canadian Dollars)

8.

Income Taxes (continued)

As at December 31, 2005, the Company has non-capital losses of approximately $4,503,000 and unused cumulative Canadian exploration and development expenses of $13,291,000 to carry forward for tax purposes and are available to reduce taxable income of future years.  The non-capital losses expire from 2006 to 2015.  The exploration and development expenses and undepreciated capital costs can be carried forward indefinitely.  Future income tax benefits which may arise as a result of these losses have been recognized in these financial statements to the extent necessary to offset future income tax liabilities that have arisen on issuance of flow through shares.

The reconciliation of income tax attributable to operations computed at the statutory tax rates to income tax expense (recovery), using a 34.87% statutory tax rate, as at December 31 is:

	2005	2004	2003
Income pre financial statements	$ 1,967,000	$679,000	$ 904,860
Income tax rate	34.87%	35.62%	35.62%
Income tax recovery	686,000	242,000	322,000
Permanent differences	(519,000)	(41,000)	(85,000)
Expired losses	(68,000)	(170,000)	(284,000)
Mineral properties balance sheet changes	(26,000)	(1,023,000)	181,000
Increase in asset retirement obligation	15,000	385,000	(46,000)
Share issue costs	175,000	-	463,000
Income tax rate changes	(6,000)	(24,000)	-
Change in valuation allowance	(257,000)	631,000	(551,000)
	$ -	$-	$ -

During the year ended December 31, 2005 the Company renounced, to subscribers of 9,963,457, flow-through shares Canadian Exploration Expenditures (CEE) of $5,675,000.  The Company has applied the accounting treatment in EIC-146 requiring the transaction to be reported in the 2006 fiscal period.

December 31, 2004, 2002 and 2001 the Company incurred Canadian Exploration Expenditures of $1,762,800 (2002 - $167,880, 2001 - $61,200) which had been renounced to the subscribers for 28,157,143 (2002 - 729,914, 2001 - 340,000) flow through shares issued in 2003.

CANADIAN ZINC CORPORATION

(a development stage company)

Notes to Financial Statements

Years Ended December 31, 2005, 2004 and 2003

(In Canadian Dollars)

9.

Non-cash Transactions

In the fiscal year 2005, there were no non-cash transactions.

In the fiscal year 2004, the Company entered into an agreement with Titan Logix Corp. (“Titan”) to purchase Titan’s interest in the Prairie Creek Mine Property.  The consideration for the acquisition was the issuance to Titan of 300,000 common shares at $1.36 per share, being the fair value at the time of issuance, and 250,000 purchase warrants exercisable at $1.25 per share until June 22, 2005.

10.

Financial Instruments

Fair value estimates of financial instruments are made at a specific point in time, based on relevant information about financial markets and specific financial instruments.  As these estimates are subjective in nature, involving uncertainties and matters of significant judgement, they cannot be determined with precision.  Changes in assumptions can significantly affect estimated fair values.  The carrying value of cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair value because of the short-term nature of these instruments.  The Company places its cash and cash equivalents with high credit quality financial Institutions which invested the funds in AAA debt instruments.  The Company is not exposed to significant interest or currency risks arising from these financial instruments.

11.

Comparative Figures

Certain 2004 and 2003 comparative figures have been reclassified to conform with the financial statement presentation adopted for 2005.

12.

Subsequent Events

In January 2006 the Company completed an underwritten private placement for total proceeds of $9.6 million, through the issuance of 13,333,333 units, priced at $0.72 per unit.  Each unit consists of one common share and one-half share purchase warrant exercisable to purchase one common share at a price of $1.00 per share for a period of two years.

Under the provisions of the Underwriting Agreement 1,333,333 Underwriter's options were issued to the Underwriter. Each Underwriter's option entitles the holder, subject to approval by the shareholders of the Company, to acquire one Underwriter's unit at a price of $0.72 per Underwriter's unit for a period of 24 months from January 30, 2006.  In the event such shareholder approval is not obtained, the Underwriter shall be entitled to be paid cash compensation in the amount of $672,000 in lieu of the Underwriter options.

CANADIAN ZINC CORPORATION

(a development stage company)

Notes to Financial Statements

Years Ended December 31, 2005, 2004 and 2003

(In Canadian Dollars)

13.

   Reconciliation of Canadian and United States Generally Accepted Accounting Principles

a.  The Statement of Shareholders’ Equity, prepared in accordance with the U.S. GAAP as required, is presented below.

						Total
			Additional	Common		Share-
	Common shares		paid-in	stock	Deficit	holders’
	Shares	Amount	capital	issuable	accumulated	equity

Balance, December 31, 2002	34,638,169	$-	$22,010,839	$69,460	$(18,697,416)	$3,382,883

Flow-through and non-flow-through
shares issued pursuant to private
placement at $0.17 per share net cost	1,500,000	-	222,100	-	-	222,100

Flow-through and non-flow-through
shares issued pursuant to private
placement at $0.50 and $0.58 per
share less issuance cost	14,150,000	-	6,431,036	(69,460)	-	6,361,576

Flow-through and non-flow-through
shares issued pursuant to private
placement at $1.00 and $1.40 per
share less issuance cost	6,407,143	-	6,018,872	-	-	6,018,872

Exercised of stock options ranging
from $0.20 to $0.25 per share	2,680,000	-	563,000	-	-	563,000

Exercised of warrants ranging from
$0.17 to $0.25 per share	5,107,620	-	1,223,002	-	-	1,223,002

Stock based compensation	-	-	54,000	-	-	54,000

Comprehensive income
- net (loss) for the year	-	-	-	-	(1,154,646)	(1,154,646)

Balance, December 31, 2003	64,482,932	$-	$36,522,849	$-	$(19,852,062)	$16,670,787

Balance, December 31, 2003	64,482,932	$-	$36,522,849	$-	$(19,852,062)	$16,670,787

Exercised of warrants at
various prices	4,462,010	-	2,410,125	-	-	2,410,125

Shares issued pursuant to a mineral
Interest agreement	300,000	-	408,000	-	-	408,000

Exercised of stock options at
$0.23 per share	150,000	-	34,500	-	-	34,500

Comprehensive income
- net (loss) for the year	-	-	-	-	(3,038,163)	(3,038,163)

Balance, December 31, 2004	69,394,942	$-	$39,375,474	$-	$(22,890,225)	$16,485,249

Exercised of warrants at $0.60	388,813		233,288			233,288

Private Placement of flow-through shares		-		-	-
At $0.55 per share less issuance cost	9,090,909		5,000,000	(444,685)		4,555,315
Broker warrants				(109,091)		(109,091)

Private Placement of flow-through shares		-		-	-
At $0.75 & $0.85 per share less issuance cost	872,548		675,000	(57,235)		617,765
Broker warrants				(20,333)		(20,333)

Comprehensive income
- net (loss) for the year	-	-	-	-	(3,633,448)	(3,633,448)

Balance, December 31, 2005	79,747,212	-	45,283,762	(631,344)	(26,523,673)	18,128,745

CANADIAN ZINC CORPORATION

(a development stage company)

Notes to Financial Statements

Years Ended December 31, 2005, 2004 and 2003

 (In Canadian Dollars)

13.

Reconciliation of Canadian and United States Generally Accepted Accounting

            Principles (continued)

b.

Reconciliation of Balance Sheet Items:

	2005	2004	2003

Resource interest (Canadian GAAP)	18,495,140	$16,927,724	$13,216,218
Resource interest written off	(13,771,790)	(12,105,654)	(9,746,618)
Resource interest (U.S. GAAP)	$4,723,350	$4,822,070	$3,469,600

Total assets (U.S. GAAP)	$20,922,790	$17,888,325	$16,998,018
Total liabilities (U.S. GAAP)	$1,350,621	$1,403,076	$327,231

c.

Reconciliation of Statement of Operations Items:

	2005	2004	2003

Loss for the year (Canadian GAAP)	$(1,967,312)	$ (679,127)	$ (904,860)
Resource interest written off	(1,666,136)	(2,359,036)	(249,786)
Loss for the year (U.S. GAAP)	$(3,633,448)	$(3,038,163)	$(1,154,646)

Loss per share - basic and diluted (U.S. GAAP)	$(0.05)	$(0.05)	$(0.03)

Weighted average number of common shares outstanding - basic and diluted (U.S. GAAP)	71,378,444	67,174,891	39,889,341

d.

Resource Interests

U.S. GAAP requires that exploration cost of resource interest not be deferred and capitalized until there is evidence of economically recoverable resources. Therefore, all exploration costs will not be capitalized for U.S. GAAP purposes as the Company is at present exploring its properties for economically recoverable ore reserves.  The effect of the write-off is presented in Notes 13(b) and 13(c).

e.

Asset Retirement Obligations

The Company adopted the provisions of CICA 3110 “Asset Retirement Obligations” for Canadian GAAP purposes effective January 1, 2003.  The Canadian and U.S. standards for asset retirement obligations are substantially the same.

CANADIAN ZINC CORPORATION

(a development stage company)

Notes to Financial Statements

Years Ended December 31, 2005, 2004 and 2003

 (In Canadian Dollars)

13.

Reconciliation of Canadian and United States Generally Accepted Accounting

            Principles   (continued)

f.

Other Comprehensive Income

U.S. GAAP requires that a statement of comprehensive income be displayed with the same prominence as other financial statements and that the aggregate amount of comprehensive income excluding the deficit be disclosed separately in shareholders’ equity.  Comprehensive income, which incorporates the net loss, includes all changes in shareholders’ equity during a period except those resulting from investments by and distributions to owners.  There is currently no requirement to disclose comprehensive income under Canadian GAAP.

g.

Flow-through Shares

Under Canadian GAAP, no liabilities are recorded on flow-through shares until expenditures have been renounced.  Under U.S. GAAP, a liability on these flow-through shares is needed at the time such shares are issued for the excess of the shares over quoted market value.  There is no difference between U.S. GAAP and Canadian GAAP, to date, because the Company has issued such shares at an amount equal to quoted fair value.  Upon renunciation, the required deferred tax credit would be a charge to earnings under U.S. GAAP but then there would also be a release of an equal amount of the valuation allowance which would be credited to earnings; so there would be no net effect on U.S. GAAP earnings.

h.

New Accounting Pronouncements

U.S. GAAP Standards

FASB No. 151 - Inventory Costs

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs-an amendment of ARB No. 43, Chapter 4”, which is the result of the FASB’s project to reduce differences between U.S. and international accounting standards. SFAS No. 151 requires idle facility costs, abnormal freight, handling costs, and amounts of wasted materials (spoilage) be treated as current-period costs. Under this concept, if the costs associated with the actual level of spoilage or production defects are greater than the costs associated with the range of normal spoilage or defects, the difference would be charged to current-period expense, not included in inventory costs. SFAS No. 151 will be effective for inventory costs incurred during fiscal years beginning after June 15, 2005.  The adoption of SFAS No. 151 will not have a material impact on the Company’s financial statements.

CANADIAN ZINC CORPORATION

(a development stage company)

Notes to Financial Statements

Years Ended December 31, 2005, 2004 and 2003

(In Canadian Dollars)

13.

Reconciliation of Canadian and United States Generally Accepted Accounting

            Principles (continued)

FASB  153 - Exchanges of Nonmonetary Assets

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets, an amendment of APB No. 29, Accounting for Nonmonetary Transactions. SFAS No. 153 requires exchanges of productive assets to be accounted for at fair value, rather than at carryover basis, unless (1) neither the asset received nor the asset surrendered has a fair value that is determinable within reasonable limits or (2) the transactions lack commercial substance. SFAS 153 is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of FASB No. 153 will not have a material impact on the Company’s financial statements.

FAS 154  - Accounting Changes and Error Corrections

FAS 154, “Accounting changes and error corrections” - establishes, unless impracticable, retrospective application as the required method for reporting a change in accounting principle.  Effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.  The Company does not expect that the adoption of this pronouncement will have an impact on its financial statements.

FASB 123(R) - Share-Based Payment

On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. Statement 123(R) originally required adoption no later than the first interim or annual period beginning after June 15, 2005, irrespective of the entity’s fiscal year. In April 2005, the Securities and Exchange Commission (“SEC”) issued a release that amended the compliance dates for Statement 123(R). Under the SEC’s new rule, the Company will be required to apply Statement 123(R) as of January 1, 2006. Early adoption will be permitted in periods in which financial statements have not yet been issued.

CANADIAN ZINC CORPORATION

(a development stage company)

Notes to Financial Statements

Years Ended December 31, 2005, 2004 and 2003

(In Canadian Dollars)

13.

Reconciliation of Canadian and United States Generally Accepted Accounting

            Principles  (continued)

Statement 123(R) permits public companies to adopt its requirements using one of two methods:

A “modified prospective” method in which compensation cost is recognized beginning with the effective date (a) based on the requirements of Statement 123(R) for all share-based payments granted after the effective date and (b) based on the requirements of Statement 123 for all awards granted to employees prior to the effective date of Statement 123(R) that remain unvested on the effective date.

A “modified retrospective” method which includes the requirements of the modified prospective method described above, but also permits entities to restate, based on the amounts previously recognized under Statement 123 for purposes of pro forma disclosures, either (a) all prior periods presented or (b) prior interim periods of the year of adoption.

The company plans to adopt Statement 123(R) using the modified-retrospective method.

Effective January 1, 2003, the Company adopted the fair-value-based method of accounting for share-based payments using the prospective method described in FASB Statement No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure. The Company has elected to retroactively adopt the amendment, with restatement of prior periods, effective January 1, 2004 for all employee stock options granted or modified by the Company since inception of the employee stock option plans. Currently, the company uses the Black-Scholes formula to estimate the value of stock options granted to employees and expects to continue to use this acceptable option valuation model upon the required adoption of Statement 123(R) on January 1, 2006. The Company does not anticipate that adoption of Statement 123(R) will have a material impact on its results of operations or its financial position.

However, Statement 123(R) also requires that the benefits of tax deductions in excess of recognized compensation cost be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after the effective date. While the Company cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), the amount of operating cash flows recognized in prior periods for such excess tax deductions was nil.

CANADIAN ZINC CORPORATION

(a development stage company)

Notes to Financial Statements

Years Ended December 31, 2005, 2004 and 2003

(In Canadian Dollars)

13.

Reconciliation of Canadian and United States Generally Accepted Accounting

            Principles (continued)

Canadian GAAP Standards

In 2005, the CICA approved the following Handbook Sections: 1530, Comprehensive Income, 3855, Financial Instruments – Recognition and Measurement, 3865, Hedges and 3251, Equity. These standards will be effective for the Company beginning January 1, 2007.

The impact of implementing these new standards on the Company’s financial statements is currently being evaluated. The following provides further information on each of the new accounting standards as they relate to the Company.

Comprehensive Income and Equity

Other comprehensive income will be included as a separate component of the shareholders’ equity on the balance sheets. The major components that will be included in this category include unrealized gains and losses on financial assets classified as available-for-sale, unrealized foreign currency translation amounts, net of hedging, and changes in the fair value of the effective portion of cash flow hedging instruments.

These amounts will be recorded in the statement of other comprehensive income until the criteria for recognition in the statement of income are met. Handbook section 3251 establishes standards for the presentation of equity and changes in equity during the reporting period. It specifies that an entity should separately present the following components of equity: retained earnings, accumulated other comprehensive income, contributed surplus, share capital and reserves.

Financial Instruments – Recognition and Measurement

Under the new standard, for accounting purposes, financial assets will be classified as one of the following: held-to-maturity, loans and receivables, trading or available-for-sale, and financial liabilities will be classified as held-for-trading or other than held-for-trading. Financial assets and liabilities classified as held-for-trading will be measured at fair value with gains and losses recognized in net income. Financial assets held-to-maturity, loans and receivables and financial liabilities other than those held-for-trading, will be measured at amortized cost.

CANADIAN ZINC CORPORATION

(a development stage company)

Notes to Financial Statements

Years Ended December 31, 2005, 2004 and 2003

(In Canadian Dollars)

13.

Reconciliation of Canadian and United States Generally Accepted Accounting

            Principles (continued)

Available-for-sale instruments will be measured at fair value with unrealized gains and losses recognized in other comprehensive income. The standard permits an entity to designate any financial instrument, upon initial recognition, as held-for-trading. All derivatives, including embedded derivatives that must be separately accounted for, generally must be classified as held for trading and recorded at fair value in the balance sheets.

Hedges

This new standard specifies the criteria under which hedge accounting can be applied and how hedge accounting is to be executed for each of the permitted hedging strategies: fair value hedges, cash flow hedges and hedges of a foreign currency exposure of a net investment in a self-sustaining foreign operation.

Non-monetary transactions

In June 2005, the CICA issued Handbook Section 3831, Non-Monetary Transactions, replacing Section 3830 of the same title. The new accounting standard requires all non-monetary transactions be measured at fair value unless certain conditions are satisfied. The new requirements are effective for non-monetary transactions initiated in periods beginning on or after January 1, 2006. The early adoption of this statement did not have any material impact on our results of operations or financial position.